Exhibit 99.1

Central Garden & Pet Announces Q3 2020 Results

Q3 2020 sales increased 18.0% to $833.5 million
Q3 2020 diluted EPS of $1.27; an increase of $0.47 vs. prior year
Full year 2020 diluted EPS now projected to be $1.90 or better
Investor Day to be held in conjunction with fiscal 2020 earnings release

WALNUT CREEK, Calif.--(BUSINESS WIRE)--August 5, 2020--Central Garden & Pet Company (NASDAQ: CENT) (NASDAQ: CENTA), a leading innovator, producer and distributor of branded and private label products for the lawn & garden and pet supplies markets, today announced record financial results for its fiscal 2020 third quarter ended June 27, 2020.

"Thanks to the hard work and dedication of our employees and our relentless focus on meeting the needs of our customers and consumers, we are proud to report that Central Garden & Pet delivered the strongest quarter in the Company’s history. I am very pleased with how we continue to navigate the challenging external landscape, while prioritizing the health and safety of our people and executing against our evolving strategy and goals" said Tim Cofer, CEO of Central Garden & Pet.

Cofer continued, “We will be holding a virtual Investor Day in conjunction with the announcement of our year end and fourth quarter results. Attendees can expect to hear more about our Vision2025 strategy, engage with our top leaders and learn about how Central Garden & Pet is poised for growth in the future.”

Fiscal 2020 Third Quarter Financial Results

Total net sales increased 18.0% to $833.5 million compared to $706.6 million in the third quarter a year ago, principally driven by organic strength in both the Garden and Pet segments as well as the inorganic contribution of the Company's C&S acquisition. Total Company organic sales increased 16.5% for the quarter.

Third quarter gross margin increased 40 basis points to 31.4%, due to a favorable mix of product sales and pricing. Operating income increased to $104.6 million from $68.9 million in the third quarter a year ago. Operating margin increased 290 basis points to 12.6% compared to 9.7%, due to gross margin gains, improved overhead leverage, as well as pandemic-related reductions in promotional activity.

Other expense was $3.5 million compared to other income of $0.2 million in the third quarter a year ago. The difference was primarily due to a non-cash impairment charge of $3.6 million related to the Company's investment in two joint ventures impacted by the COVID-19 global pandemic.

The Company's net income was $68.8 million for the quarter compared to $46.2 million in the third quarter a year ago. Diluted earnings per share for the quarter was $1.27 compared to $0.80 in the prior year quarter. EBITDA for the quarter was $117.9 million versus $82.0 million in the third quarter a year ago.

Garden Segment Fiscal 2020 Third Quarter Results

Third quarter net sales for the Garden segment rose 17.9% to $420.2 million, driven by broad-based strength across the portfolio, including gains in garden distribution, controls and fertilizers, wild bird feed, and grass seed. Organic sales also rose 17.9% over the prior year period.

The Garden segment's operating income increased to $77.8 million in the quarter from $53.1 million in the third quarter of fiscal 2019, and operating margin rose 360 basis points to 18.5%. Garden EBITDA of $81.3 million was up from $56.6 million in the third quarter of fiscal 2019, primarily due to stronger sales volume coupled with reduced administrative spending.

Pet Segment Fiscal 2020 Third Quarter Results

Third quarter net sales for the Pet segment rose 18.0% to $413.3 million compared to the same period a year ago, aided by the Company's C&S acquisition. Organic Pet sales increased by 15.0%, with notable strength in pet distribution, dog treats and chews, animal health, and small animal food and supplies. These gains were partially offset by a decline in live fish sales due to a major retailer exiting the category during fiscal 2019 and COVID-19 related live animal shipment and supply limitations.

The Pet segment’s operating income increased to $50.8 million, up 44.8% compared to the third quarter of fiscal 2019, and operating margin rose 230 basis points to 12.3%. Pet's organic operating margin improved 220 basis points to 12.2%. Pet EBITDA of $59.1 million increased from $43.1 million in the third quarter a year ago, primarily driven by volume strength, favorable mix, and overhead efficiencies.

Fiscal Year-to-date 2020 Financial Results

Year-to-date net sales of $2,019.5 million increased 9.6% compared to $1,842.3 million a year ago. Organic sales increased 6.4%, driven by strength in both segments with the most significant contributions coming from distribution, dog treats and chews, wild bird feed, and controls and fertilizers. These gains were partially offset by lower year-to-date sales of pet beds, live fish, and grass seed as well as the impact of our exit of the fashion decor pottery product line. Gross margin decreased 50 basis points to 29.7% compared to 30.2% in the first nine months of fiscal 2019, principally due to unfavorable mix of product sales and the impact of lower volumes in certain businesses.

For the nine months ended June 27, 2020, the Company reported operating income of $172.8 million, an increase of 22.4% from $141.2 million in the first nine months of 2019. Operating margin of 8.6% increased 90 basis points from 7.7% driven by efficiencies in selling, general and administrative expense partially offset by gross margin pressure.

Net income increased 18.5% to $107.1 million from $90.3 million a year ago and diluted earnings per share of $1.95 increased 25.0% from $1.56 per share a year ago. Year-to-date EBITDA was $212.4 million versus $178.5 million a year ago.

Non-GAAP results for fiscal 2020 exclude a non-cash impairment of $3.6 million for two private company investments. The non-GAAP results for the 2019 fiscal year-to-date period exclude the non-cash impairment of $2.5 million of intangible value associated with the Company's live fish business, and a $3.2 million gain from the write-up of the Company's Arden acquisition, both of which occurred in the second fiscal quarter of the prior year.

Additional Information

The Company's cash balance at the end of the quarter increased to $495.3 million compared to $445.6 million in the third quarter a year ago. Cash provided by operations during the quarter was $181.6 million compared to $172.1 million a year ago due primarily to increased EBITDA partially offset by changes in working capital largely related to strong demand trends in the current year quarter (receivables, payables and liabilities were up while inventory was down). Total debt at June 27, 2020 was $694.0 million compared to $693.1 million at June 29, 2019. Net interest expense of $11.5 million for the third quarter increased $3.0 from $8.5 million in the prior-year period, mainly due to lower interest income resulting from lower market interest rates. The Company's leverage ratio at the end of the third quarter, as defined in the Company's credit agreement, was 2.4x compared to 3.0x at the end of the prior year quarter.

The Company’s effective tax rate for the third quarter of 2020 was 22.6%, compared with 23.5% for the third quarter of 2019.

During the third quarter, the Company repurchased approximately 194,000 shares, or $5.1 million, of its common stock. As of the end of the quarter, the Company had $100 million available under the Board’s previously authorized share repurchase program and an additional 600,000 shares available under the Board's equity dilution authorization.

2020 Guidance and Virtual Investor Day

Given performance year-to-date and planned incremental investment levels in the fourth quarter, the Company currently projects full year 2020 EPS to be at or above $1.90, representing strong growth over prior year EPS of $1.61. As a reminder, the Company's fiscal fourth quarter is generally a smaller earnings quarter and this, coupled with heightened investment spending, lead the Company to anticipate a slight loss in the final quarter of fiscal 2020.

The Company will unveil its new, long-term strategy, named Vision2025, at a virtual Investor Day that will be coordinated with fiscal 2020 earnings release in late November 2020. This virtual event will include an overview of the new strategy, commentary from key leaders and a live Q&A session. The exact date and registration details will be communicated at a later date.

Conference Call

The Company will host a conference call today at 4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time to discuss its third quarter results. The conference call will be accessible via the internet through Central’s website, http://ir.central.com.

Alternatively, to listen to the call by telephone, dial (201) 689-8345 (domestic and international) using confirmation #13706151. A replay of the call will be available for three days by dialing (201) 612-7415 and entering confirmation #13706151.

About Central Garden & Pet

Central Garden & Pet Company is a leading innovator, producer and distributor of branded and private label products for the lawn & garden and pet supplies markets. Committed to new product innovation, our products are sold to specialty independent and mass retailers. Participating categories in Lawn & Garden include: Grass seed and the brands PENNINGTON®, and THE REBELS®; wild bird feed and the brand PENNINGTON®; weed and insect control and the brands AMDRO®, SEVIN®, and OVER-N-OUT®; fertilizer and the brands PENNINGTON® and IRONITE®; live plants from BELL NURSERY; outdoor cushions and pillows from ARDEN COMPANIES; and decorative outdoor patio products under the PENNINGTON® brand. We also provide a host of other regional and application-specific garden brands and supplies. Participating categories in Pet include: Animal health and the brands ADAMS™, COMFORT ZONE®, FARNAM®, HORSE HEALTH™ and VITAFLEX®; aquatics and reptile and the brands AQUEON®, CORALIFE®, SEGREST™ and ZILLA®; bird & small animal and the brands KAYTEE®, Forti-Diet® and CRITTER TRAIL®; and dog & cat and the brands TFH™, NYLABONE®, FOUR PAWS®, IMS®, CADET®, DMC™, K&H Pet Products™, PINNACLE® and AVODERM®. We also provide a host of other application-specific pet brands and supplies. Central Garden & Pet Company is based in Walnut Creek, California, and has over 6,000 employees, primarily in North America. For additional information on Central Garden & Pet Company, including access to the Company's SEC filings, please visit the Company’s website at www.central.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts, including expectations for future financial results, earnings guidance for fiscal 2020 and expectations for investment spending in the fourth fiscal quarter, are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. All forward-looking statements are based upon the Company’s current expectations and various assumptions. There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this release including, but not limited to, the following factors:

  the impact of the COVID-19 pandemic on our business, including but not limited to, the impact on our workforce, operations, supply chain, demand for our products and services, and our financial results and condition; our ability to successfully manage the challenges associated with the COVID-19 pandemic;
  seasonality and fluctuations in the Company’s operating results and cash flow;
  fluctuations in market prices for seeds and grains and other raw materials and the Company’s inability to pass through cost increases in a timely manner;
  adverse weather conditions;
  our dependence upon our key executives;
  potential acquisitions;
  the impact of new accounting regulations and the U.S. Tax Cuts and Jobs Act on the Company's tax rate;
  dependence on a small number of customers for a significant portion of our business;
  the impacts of tariffs or a potential trade war;
  risk associated with litigation arising from our business;
  uncertainty about new product innovations and marketing programs; and
  competition in our industries.

These risks and others are described in the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to publicly update these forward-looking statements to reflect new information, subsequent events or otherwise. The Company has not filed its Form 10-Q for the fiscal quarter ended June 27, 2020, so all financial results are preliminary and subject to change.

(Tables Follow)

CENTRAL GARDEN & PET COMPANY CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except share and per share amounts) (Unaudited)

ASSETS	June 27, 2020	June 29, 2019	September 28, 2019
Current assets:
Cash and cash equivalents	$495,339	$445,632	$497,749
Restricted cash	13,536	10,924	12,952
Short term investments	—	119	—
Accounts receivable (less allowance for doubtful accounts of $24,034, $15,875 and $21,128)	503,288	395,581	300,135
Inventories, net	425,919	464,917	466,197
Prepaid expenses and other	29,211	32,453	30,160
Total current assets	1,467,293	1,349,626	1,307,193

Plant, property and equipment, net	239,240	238,948	245,405
Goodwill	289,854	281,177	286,077
Other intangible assets, net	138,305	139,406	146,137
Operating lease right-of-use assets	99,111	—	—
Other assets	30,166	55,761	40,208
Total	$2,263,969	$2,064,918	$2,025,020

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$178,728	$137,668	$149,246
Accrued expenses	174,776	141,029	129,166
Current lease liabilities	31,648	—	—
Current portion of long-term debt	98	116	113
Total current liabilities	385,250	278,813	278,525

Long-term debt	693,915	692,948	693,037
Long-term lease liabilities	71,458	—	—
Deferred income taxes and other long-term obligations	52,994	58,834	57,281

Equity:
Common stock, $0.01 par value: 11,300,810, 12,145,135 and 11,543,969 shares outstanding at June 27, 2020, June 29, 2019 and September 28, 2019	113	121	115
Class A common stock, $0.01 par value: 41,747,928, 44,081,467 and 42,968,493 shares outstanding at June 27, 2020, June 29, 2019 and September 28, 2019	417	440	430
Class B stock, $0.01 par value: 1,647,922 shares outstanding at June 27, 2020 and 1,652,262 at June 29, 2019 and September 28, 2019	16	16	16
Additional paid-in capital	563,371	589,849	575,380
Retained earnings	497,192	444,645	421,742
Accumulated other comprehensive loss	(1,684)	(1,426)	(1,676)
Total Central Garden & Pet Company shareholders’ equity	1,059,425	1,033,645	996,007
Noncontrolling interest	927	678	170
Total equity	1,060,352	1,034,323	996,177
Total	$2,263,969	$2,064,918	$2,025,020

CENTRAL GARDEN & PET COMPANY CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share amounts) (Unaudited)

	Three Months Ended		Nine Months Ended
	June 27, 2020	June 29, 2019	June 27, 2020	June 29, 2019
Net sales	$833,483	$706,575	$2,019,540	$1,842,266
Cost of goods sold and occupancy	571,423	487,291	1,419,097	1,286,749
Gross profit	262,060	219,284	600,443	555,517
Selling, general and administrative expenses	157,420	150,413	427,633	414,312
Operating income	104,640	68,871	172,810	141,205
Interest expense	(11,829)	(10,676)	(33,223)	(31,930)
Interest income	358	2,178	3,779	6,970
Other income (expense)	(3,541)	180	(4,215)	488
Income before income taxes and noncontrolling interest	89,628	60,553	139,151	116,733
Income tax expense	20,291	14,212	31,211	26,031
Income including noncontrolling interest	69,337	46,341	107,940	90,702
Net income attributable to noncontrolling interest	537	189	853	356
Net income attributable to Central Garden & Pet Company	$68,800	$46,152	$107,087	$90,346

Net income per share attributable to Central Garden & Pet Company:
Basic	$1.29	$0.81	$1.97	$1.58
Diluted	$1.27	$0.80	$1.95	$1.56

Weighted average shares used in the computation of net income per share:
Basic	53,441	57,319	54,261	57,021
Diluted	54,168	57,985	54,984	57,937

Use of Non-GAAP Financial Measures

We report our financial results in accordance with accounting principles generally accepted in the United States (GAAP). However, to supplement the financial results prepared in accordance with GAAP, we use non-GAAP financial measures including EBITDA and organic sales. Management believes these non-GAAP financial measures that exclude the impact of specific items (described below) may be useful to investors in their assessment of our ongoing operating performance and provide additional meaningful comparisons between current results and results in prior operating periods.

EBITDA is defined by us as income before income tax, net other expense, net interest expense and depreciation and amortization (or operating income plus depreciation and amortization expense). We present EBITDA because we believe that EBITDA is a useful supplemental measure in evaluating the cash flows and performance of our business and provides greater transparency into our results of operations. EBITDA is used by our management to perform such evaluation. EBITDA should not be considered in isolation or as a substitute for cash flow from operations, income from operations or other income statement measures prepared in accordance with GAAP. We believe that EBITDA is frequently used by investors, securities analysts and other interested parties in their evaluation of companies, many of which present EBITDA when reporting their results. Other companies may calculate EBITDA differently and it may not be comparable.

We have also provided organic net sales, a non-GAAP measure that excludes the impact of businesses purchased or exited in the prior 12 months, because we believe it permits investors to better understand the performance of our historical business without the impact of recent acquisitions or dispositions.

The reconciliations of these non-GAAP measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are shown in the tables below. We have not provided a reconciliation of non-GAAP guidance measures to the corresponding GAAP measures on a forward-looking basis due to the potential significant variability and limited visibility of the excluded items. We believe that the non-GAAP financial measures provide useful information to investors and other users of our financial statements by allowing for greater transparency in the review of our financial and operating performance. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating our performance, and we believe these measures similarly may be useful to investors in evaluating our financial and operating performance and the trends in our business from management's point of view. While our management believes that non-GAAP measurements are useful supplemental information, such adjusted results are not intended to replace our GAAP financial results and should be read in conjunction with those GAAP results.

Non-GAAP financial measures reflect adjustments based on the following items:

  Gains from the fair value remeasurement of previously held investment interests: we have excluded the impact of the fair value remeasurement of a previously held investment interest as it represents an infrequent transaction that occurs in limited circumstances that impacts the comparability between operating periods. We believe the adjustment of these gains supplements the GAAP information with a measure that may be used to assess the sustainability of our operating performance.
  Asset impairment charges: we have excluded the impact of asset impairments on intangible assets as such non-cash amounts are inconsistent in amount and frequency. We believe that the adjustment of these charges supplements the GAAP information with a measure that can be used to assess the sustainability of our operating performance.

From time to time in the future, there may be other items that we may exclude if we believe that doing so is consistent with the goal of providing useful information to investors and management.

The non-GAAP adjustments reflect the following:

(1)

During the second quarter of fiscal 2019, we recorded a preliminary, pending the finalization of the related purchase accounting, non-cash $3.2 million gain in our Garden segment from the fair value remeasurement of our previously held 45% interest in Arden upon our acquisition of the remaining 55% interest. The gain was recorded as part of selling, general and administrative costs in the condensed consolidated statements of operations.

(2)

During the second quarter of fiscal 2019, we recognized a non-cash impairment charge in our Pet segment of $2.5 million related to the impairment of intangible assets caused by a retail customer exiting the live fish business. The adjustment was recorded as part of selling, general and administrative costs.

(3)	During the third quarter of fiscal 2020, we recorded a non-cash impairment charge for two private company investments. The impairment was recorded as part of other income (expense).

Operating Income Reconciliation		GAAP to Non-GAAP Reconciliation (in thousands) For the Nine Months Ended
		Consolidated
		June 27, 2020	June 29, 2019
GAAP operating income		$172,810	$141,205
Previously held investment interest fair value remeasurement	(1)	—	(3,215)
Intangible asset impairment	(2)	—	2,540
Non-GAAP operating income		$172,810	$140,530
Pet Segment Operating Income Reconciliation		GAAP to Non-GAAP Reconciliation (in thousands) For the Nine Months Ended
		Pet
		June 27, 2020	June 29, 2019
GAAP operating income		$114,599	$91,805
Intangible asset impairment	(2)	—	2,540
Non-GAAP operating income		$114,599	$94,345
Garden Segment Operating Income Reconciliation		GAAP to Non-GAAP Reconciliation (in thousands) For the Nine Months Ended
		Garden
		June 27, 2020	June 29, 2019
GAAP operating income		$122,439	$101,821
Previously held investment interest fair value remeasurement	(1)	—	(3,215)
Non-GAAP operating income		$122,439	$98,606
		GAAP to Non-GAAP Reconciliation (in thousands, except per share amounts) For the Three Months Ended			GAAP to Non-GAAP Reconciliation (in thousands, except per share amounts) For the Nine Months Ended
Net Income and Diluted Net Income Per Share Reconciliation		June 27, 2020	June 29, 2019		June 27, 2020	June 29, 2019
GAAP net income attributable to Central Garden & Pet		$68,800	$46,152		$107,087	$90,346
Previously held investment interest fair value remeasurement	(1)	—	—	(1)	—	(3,215)
Intangible asset impairment	(2)	—	—	(2)	—	2,540
Investment impairments	(3)	$3,566	$—	(3)	3,566	—
Tax effect of remeasurement and impairment		$(807)	$—		(800)	151
Non-GAAP net income attributable to Central Garden & Pet		$71,559	$46,152		$109,853	$89,822
GAAP diluted net income per share		$1.27	$0.80		$1.95	$1.56
Non-GAAP diluted net income per share		$1.32	$0.80		$2.00	$1.55
Shares used in GAAP and non-GAAP diluted net earnings per share calculation		54,168	57,985		54,984	57,937

Organic Net Sales Reconciliation

We have provided organic net sales, a non-GAAP measure that excludes the impact of recent acquisitions and dispositions, because we believe it permits investors to better understand the performance of our historical business. We define organic net sales as net sales from our historical business derived by excluding the net sales from businesses acquired or exited in the preceding 12 months. After an acquired business has been part of our consolidated results for 12 months, the change in net sales thereafter is considered part of the increase or decrease in organic net sales.

	GAAP to Non-GAAP Reconciliation (in millions) For the Three Months Ended June 27, 2020
	Consolidated		Pet Segment		Garden Segment
		Percent change		Percent change		Percent change

Reported net sales - Q3 FY20 (GAAP)	$833.5		$413.3		$420.2
Reported net sales - Q3 FY19 (GAAP)	706.6		350.2		356.4
Increase in net sales	126.9	18.0%	63.1	18.0%	63.8	17.9%
Effect of acquisition and divestitures on increase in net sales	10.4		10.4		—
Increase in organic net sales - Q3 FY20	$116.5	16.5%	$52.7	15.0%	$63.8	17.9%
	GAAP to Non-GAAP Reconciliation (in millions) For the Nine Months Ended June 27, 2020
	Consolidated		Pet Segment		Garden Segment
		Percent change		Percent change		Percent change
Reported net sales - Q3 FY20 YTD (GAAP)	$2,019.5		$1128.1		$891.4
Reported net sales - Q3 FY19 YTD (GAAP)	1,842.3		1028.8		813.5
Increase in net sales	177.2	9.6%	99.3	9.7%	77.9	9.6%
Effect of acquisition and divestitures on increase in net sales	58.4		29.6		28.8
Increase in organic net sales - Q3 FY20 YTD	$118.8	6.4%	$69.7	6.8%	$49.1	6.0%
EBITDA Reconciliation	GAAP to Non-GAAP Reconciliation (in thousands, except per share amounts) For the Three Months Ended June 27, 2020
	Garden	Pet	Corp	Total
Net income attributable to Central Garden & Pet	—	—	—	$68,800
Interest expense, net	—	—	—	11,471
Other expense	—	—	—	3,541
Income tax expense	—	—	—	20,291
Net income attributable to noncontrolling interest	—	—	—	537
Sum of items below operating income	—	—	—	35,840
Income (loss) from operations	$77,787	$50,760	$(23,907)	$104,640
Depreciation & amortization	3,538	8,374	1,371	13,283
EBITDA	$81,325	$59,134	$(22,536)	$117,923

EBITDA Reconciliation	GAAP to Non-GAAP Reconciliation (in thousands, except per share amounts) For the Three Months Ended June 29, 2019
	Garden	Pet	Corp	Total
Net income attributable to Central Garden & Pet	—	—	—	$46,152
Interest expense, net	—	—	—	8,498
Other income	—	—	—	(180)
Income tax expense	—	—	—	14,212
Net income attributable to noncontrolling interest	—	—	—	189
Sum of items below operating income	—	—	—	22,719
Income (loss) from operations	$53,103	$35,066	$(19,298)	$68,871
Depreciation & amortization	3,497	8,083	1,502	13,082
EBITDA	$56,600	$43,149	$(17,796)	$81,953
EBITDA Reconciliation	GAAP to Non-GAAP Reconciliation (in thousands, except per share amounts) For the Nine Months Ended June 27, 2020
	Garden	Pet	Corp	Total
Net income attributable to Central Garden & Pet	—	—	—	$107,087
Interest expense, net	—	—	—	29,444
Other expense	—	—	—	4,215
Income tax expense	—	—	—	31,211
Net income attributable to noncontrolling interest	—	—	—	853
Sum of items below operating income	—	—	—	65,723
Income (loss) from operations	$122,439	$114,599	$(64,228)	$172,810
Depreciation & amortization	10,157	25,305	4,136	39,598
EBITDA	$132,596	$139,904	$(60,092)	$212,408
EBITDA Reconciliation	GAAP to Non-GAAP Reconciliation (in thousands, except per share amounts) For the Nine Months Ended June 29, 2019
	Garden	Pet	Corp	Total
Net income attributable to Central Garden & Pet	—	—	—	$90,346
Interest expense, net	—	—	—	24,960
Other income	—	—	—	(488)
Income tax expense	—	—	—	26,031
Net income attributable to noncontrolling interest	—	—	—	356
Sum of items below operating income	—	—	—	50,859
Income (loss) from operations	$101,821	$91,805	$(52,421)	$141,205
Depreciation & amortization	8,635	24,178	4,498	37,311
EBITDA	$110,456	$115,983	$(47,923)	$178,516

Contacts

Denise Hooper
Central Garden & Pet Company
925.948.3671